Exhibit 3.3

NOMINATING COMMITTEE CHARTER

Optex Systems Holdings, Inc.

1. Purpose

1.1 The Nominating Committee (the “Committee”) is a standing committee of the Board of Directors of Optex Systems Holdings, Inc. (the “Corporation”). The purpose of the Committee is to identify individuals qualified to become members of the Board of Directors consistent with criteria agreed to by the Board of Directors, to recommend to the Board of Directors nominees for election to the Board of Directors or to recommend candidates to fill vacancies on the Board of Directors and to address related matters.

2. Composition

2.1 The Committee shall consist of not less than three members (except when exchange rule permits two).

2.2 Each member of the Committee shall be elected annually from among the members of the Board of Directors to hold office for the ensuing year or until their successors are elected. Committee members may be removed at any time by the Board of Directors.

2.3 Each Committee member shall be independent according to the independence standards established by the Board of Directors, and all applicable corporate and securities law and stock exchange listing standards.

2.4 The Board of Directors shall appoint the Chair of the Committee.

3. Meetings

3.1 A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. All Committee members are expected to attend each meeting, in person or via tele- or video-conference. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

3.2 The Committee may invite such officers, directors and employees of the Corporation as it may see fit from time to time to attend meetings of the Committee and assist in the discussion and consideration of the duties of the Committee.

3.3 The time at which and place where the meetings of the Committee shall be held and the calling of meetings and the procedure in all things at such meetings shall be determined by the Committee. Following a Committee meeting, the Committee Chair shall report on the Committee’s activities to the Board of Directors at the next Board of Directors meeting. The Committee shall keep and approve minutes of its meetings in which shall be recorded all action taken by it, which minutes shall be available as soon as practicable to the Board of Directors.

4. Chair

4.1 The Chair of the Committee shall have the duties and responsibilities as are customary for such a position.

5. Responsibilities

5.1 The Committee is responsible for all matters relating to Director recruitment, Director orientation and continuing education, and for the regular evaluation of the Board of Directors and its committees. Without limiting the generality of the foregoing, the Committee shall have the following duties:

(i) review each year the composition of the Board and the qualifications, expertise and personal commitment required to be considered for nomination to the Board. The objective of this review will be to maintain the composition of the Board in a way which provides the best mix of skills and experience to guide the long term strategy and ongoing business operations of the Company;

(ii) in consultation with the Board of Directors and the CEO and, on an ongoing basis, maintain a database of potential candidates. All directors are actively encouraged to identify potential candidates and provide their names and such supporting material as appropriate to the Board Chair or Chair of the Nominating Committee;

(iii) implement a procedure to identify, with as much advance notice as practicable, impending vacancies on the Board of Directors, so as to allow sufficient time for recruitment and for introduction of proposed nominees to the existing Board of Directors;

(iv) develop a list of qualified candidates and arrange for each candidate to meet with the Committee, the Chair of the Board of Directors and the CEO;

(v) recommend to the Board of Directors as a whole proposed nominee(s) for the next annual meeting of the shareholders and arrange for their introduction to as many members of the Board of Directors as practicable; and

(vi) ensure that prospective candidates are informed of the degree of energy and commitment the Corporation expects of its Directors.

5.2 Exercise oversight of the policies and processes adopted by it or the Board of Directors relating to Director orientation and continuing education.

5.3 Exercise oversight of the processes adopted by the Board of Directors for evaluating (i) the overall performance and workings of the Board of Directors as a whole; (ii) and the performances of individual Directors and the performance of Board committees.

5.4 Oversee the Board performance evaluation of the CEO.

5.5 Evaluate the current composition, organization and governance of the Board and its committees, determine future requirements and make recommendations to the Board for approval.

5.6 Transfer succession planning oversight from the Compensation Committee.

5.7 The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

5.8 The Committee may delegate from time to time any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

5.9 In the discharge of its duties the Committee has sole authority to retain and terminate any outside advisors. Without limiting the generality of the foregoing, the Committee has sole authority to retain and terminate any search firm used to identify Director candidates, including sole authority to approve the search firm’s fees and other retention terms.

6. Other

6.1 The Committee shall conduct an evaluation of the Committee’s performance and this Nominating Committee Charter, including Appendix “A” attached hereto, at least annually, and recommend to the Board of Directors such Committee Charter changes as the Committee deems appropriate.

6.2 Authority to make minor technical amendments to this Committee Charter is hereby delegated to the Secretary of the Corporation, who will report any amendments to the Board of Directors at its next meeting.

OPTEX SYSTEMS HOLDINGS, INC.

Audit Committee Charter

I. Purpose

The purpose of the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Optex Systems Holdings, Inc. (the “Company”) is to serve as representative of the Board for the general oversight of the Company affairs relating to:

A. The quality and integrity of the Company’s financial statements.

B. The Company’s compliance with legal and regulatory requirements.

C. The independent auditor’s qualifications and independence.

D. The performance of the Company’s financial reporting and internal control processes.

II. Relation to Independent Registered Accounting Firm

The Audit Committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation, retention, and oversight of the work of any independent registered accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attestation services for the Company; and each such public accounting firm is accountable and shall report directly to the Audit Committee. References in this Charter to the Company's “independent auditors” shall mean any such independent registered accounting firm.

III. Composition and Appointment

The Audit Committee shall be composed of three or more members of the Board, each of whom shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statements; and a 2/3 majority of whom shall meet the following criteria:

(i) be an “independent director” based upon the criteria for director independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, and (ii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company during the past three years. From time to time, upon majority approval of the Board of Directors, the number of members of the Audit Committee may be reduced to two members so long as one member meets the requirements set forth in (i) and (ii) above. At all times the Audit Committee shall have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in such member’s financial sophistication (such as being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities). The Board shall appoint the members of the Audit Committee at such times as the Board may deem necessary or appropriate, and the members of the Audit Committee shall serve at the pleasure of the Board. Notwithstanding and in addition to the foregoing, if the Company should at any time become listed on a listed exchange (such as the NASDAQ Capital Market), then this Audit Committee Charter shall be deemed amended so as to comply with all requirements of such exchange as they apply to Audit Committees. Should there be any changes in requirements of such an exchange, the Committee will endeavor to modify its Charter to mirror such changes as soon as is practicable.

IV. Meetings and Actions

The Audit Committee shall meet at least quarterly. The chairperson of the Audit Committee or any two members of the Audit Committee may call a meeting of the Audit Committee at any time upon notice given in accordance with the bylaws of the Company. The chairperson of the Audit Committee shall keep regular minutes of its meetings and shall report to the Board on its actions and other matters set forth in this Charter at such times as the Board or this Charter may require and at such other times as the Audit Committee may deem necessary or appropriate. Members of the Audit Committee may participate in a meeting of the Audit Committee through conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting. At all meetings of the Audit Committee, a majority of the then members of the Audit Committee shall constitute a quorum for the transaction of business; and the vote of a majority of the members of the Audit Committee at any meeting of the Audit Committee at which a quorum is present shall be the act of the Audit Committee. Any actions required or permitted to be taken at a meeting of the Audit Committee may be taken without a meeting if (i) all members of the Audit Committee consent to such action in writing and (ii) such written consents are filed with the minutes of meetings of the Audit Committee. The Audit Committee may delegate to its chairperson or another member of the Audit Committee the performance of any of the responsibilities of the Audit Committee, either in a specific instance or on a continuing basis. In the event of such a delegation, the person to whom such performance is delegated shall report to the Audit Committee at its next meeting on the manner in which such person carried out such delegated performance, including but not limited to any decisions by such person to pre-approve any audit or permissible non-audit services to be provided by the Company’s independent auditors. To the extent not inconsistent with this Charter, the provisions of the bylaws of the Company applicable to committees of the Board shall be applicable to the Audit Committee except that only the Board may appoint members of the Audit Committee.

V. Responsibilities

To accomplish its purpose, the Audit Committee shall:

1. Have sole authority to appoint, retain, compensate, oversee, evaluate, and where appropriate, replace the independent auditor (taking into account the shareholder vote on auditor ratification).

2. Annually obtain from the Company’s independent auditors the written disclosures and the letter required by Independence Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, issued by the Independence Standards Board and discuss with the Company’s independent auditors the independence of such auditors; actively engage in a dialogue with the Company’s independent auditors with respect to any relationships or services disclosed in such written disclosures and letter which may impact the objectivity and independence of such independent auditors; and take, or recommend that the Board take, appropriate actions to oversee the independence of the Company’s independent auditors.

3. Determine and approve in advance (i) all audit and permissible non-audit services to be provided to the Company by the Company’s independent auditors and all audit services to be provided to the Company by anyone other than the Company’s independent auditors, in each case in advance of the performance of such services, (ii) the terms of the engagement of the Company’s independent auditors or any other auditors to perform such services, and (iii) the compensation to be paid to the Company’s independent auditors or any other auditors for such services.

4. Meet with the Company’s independent auditors prior to each annual audit to review the planning, staffing, scheduling, any anticipated special emphases of such audit and approve the scope prior to the beginning of the annual audit, and, if necessary, meet with the Company’s independent auditors during the course of such audit with respect to any changes in any of such matters or to receive reports on the progress of such audit.

5. Review the work of the Company’s independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company.

6. Review and discuss with the Company’s independent auditors (i) any problems or difficulties such auditors are encountering or may have encountered in connection with an annual audit or any interim financial statement review, (ii) any disagreements between management of the Company and the Company’s independent auditors regarding the application of any accounting principles or other matters, and (iii) any audit or other financial statement adjustments, revisions, or clarifications proposed by the Company’s independent auditors which were not made by the Company.

7. Resolve any disagreements between management of the Company and the Company’s independent auditors regarding financial reporting.

8. Review any management letter or other recommendations for the improvement of the Company’s accounting practices or internal controls provided to the Company by the Company’s independent auditors and the Company’s response to such letter.

9. Review significant changes in the Company’s accounting principles or practices, financial reporting policies, or internal controls proposed by management of the Company or recommended by the Company’s independent auditors.

10. Review an analysis prepared by management of the Company and the Company’s independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

11. Review and discuss at least annually with the Company’s independent auditors the judgments of such auditors with respect to (i) the quality, appropriateness, and acceptability of the Company’s accounting principles as applied in the Company’s financial reporting, (ii) the adequacy and clarity of the disclosures made in the Company’s financial statements, (iii) the application of particular accounting principles or practices to significant new transactions or events involving the Company, (iv) the adequacy and effectiveness of the Company’s internal accounting and financial controls, and (v) the Company’s compliance with its established accounting practices and procedures and system of internal controls.

12. Review and discuss with management of the Company and the Company's independent auditors the Company's annual audited financial statements.

13. Discuss with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as modified or supplemented, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

14. Obtain appropriate assurances from the Company's independent auditors that the requirements of Section 10A of the Securities Exchange Act of 1934 have been satisfied in connection with each audit of the Company’s financial statements and receive from the Company’s independent auditors and review the reports required by Section 10(A)(k) of the Securities Exchange Act of 1934.

15. Make the report required by Item 306 of Regulation S-K of the United States Securities and Exchange Commission (the “SEC”).

16. Make a recommendation to the Board with respect to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on SEC Form 10-K.

17. Review with management and independent auditors the Company’s quarterly financial statements, the Quarterly Report on SEC Form 10-Q and discuss with management the type of presentation and information to be included in the Company’s financial press releases.

18. Review with the Company’s general counsel legal matters that may have a material impact on the Company’s financial statements and any material reports or inquiries received from any governmental agency or other regulatory body.

19. Meet at least annually with the Company’s chief financial officer and independent auditors, in separate executive sessions, to discuss any matters relating to the financial statements and accounting practices of the Company which have not been addressed by the Audit Committee in the performance of its responsibilities set forth in the preceding Paragraphs 1 through 18 and which the Audit Committee, the chief financial officer, or the independent auditors may consider appropriate for discussion.

20. Meet at least annually, in executive session, with the senior person responsible for any internal audit function of the Company, whether performed with the Company’s own employees or by an independent provider of internal audit services, (i) to review the scope of such internal audit function and the current internal audit goals and plans, (ii) to receive a report on the type, extent, and results of the Company’s internal audit activities since the last such report, and (iii) to discuss any matters relating to the financial statements, accounting and risk management practices, and internal controls of the Company which the Audit Committee or such internal auditor may consider appropriate for discussion.

21. At least annually review the staffing of the Company’s financial management, accounting, and internal audit functions and assess the adequacy of such staffing and the performance and competence of both the Company’s senior personnel responsible for such functions and any independent provider of internal audit services.

22. Review and concur in the appointment, replacement, reassignment, or dismissal of the Company’s chief financial officer, principal accounting officer, and senior internal auditor and the compensation packages for each of such persons.

23. Establish procedures for (i) the receipt, retention, and treatment of complaints received by the

Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

24. Review and approve or disapprove all related party transactions for potential conflict of interest situations on an ongoing basis whenever the Audit Committee is informed or becomes aware of any such existing or proposed transaction. For purposes of this Paragraph 24, “related party transactions” means transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404. The Audit Committee shall report to the Board all actions that the Audit Committee takes pursuant to this Paragraph 24.

25. Establish such policies and procedures as the Audit Committee from time to time may deem necessary or appropriate to enable the Audit Committee to fully and properly perform its responsibilities and accomplish the purpose of the Audit Committee.

26. Review with management the business justification and rationale for all proposed contracts that the Company wishes to execute, not made in the ordinary course of business, with a potential consideration amount of at least $500,000 and proposed contracts in the ordinary course of business with a consideration amount of at least $2,000,000 prior to execution. This review shall also encompass the ability to conduct the necessary due diligence on any third parties involved with any such proposed contract.

27. Establish and oversee for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters: and (b) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

28. The Company Chief Executive Officer and Chief Financial Officer shall discuss the Company’s policies with respect to risk assessment and risk management, including the risk of fraud with the Audit Committee on a regular basis.

29. Administer the Company’s Code of Ethics for the Chief Executive Officer and Chief Financial Officer in accordance with the terms of the Code including the determination of officers and other key management shall be subject to the Code. Make recommendations to the Board of Directors for modifications of the Code as and when appropriate.

30. Provide any recommendations, certifications and reports that may be required by the SEC or any exchange that the Company may be listed on including the report of the Committee that must be included in the Company’s annual proxy statement.

The Company’s independent auditors and those persons responsible for any internal audit function of the Company at all times shall have direct and unrestricted access to the Audit Committee and may communicate directly with the Audit Committee at any time. While the Audit Committee has the responsibilities set forth in this Section V, the Audit Committee does not have the duty to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and have been prepared in accordance with generally accepted accounting principles, such matters being the responsibility of management of the Company and the Company’s independent auditors.

VI. Independent Counsel and Other Advisers

The Audit Committee shall have the authority to engage independent counsel and other advisers as the Audit Committee may deem necessary to carry out its responsibilities. The Company shall provide appropriate funding, as determined by the Audit Committee in its capacity as a committee of the Board, for the payment of compensation to (i) the Company’s independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company, (ii) any independent provider of internal audit services to the Company, and (iii) any independent counsel and other advisers engaged by the Audit Committee and for the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate to enable the Audit Committee to carry out its duties.

VII. Annual Review of Charter and Evaluation of Committee Performance

At least annually the Audit Committee shall review and reassess the adequacy of this Charter and recommend to the Board any proposed changes in this Charter. The Audit Committee also shall annually evaluate its own performance and report to the Board on such evaluation.

OPTEX SYSTEMS HOLDINGS, INC.

COMPENSATION COMMITTEE CHARTER

Purpose

The purposes of the Compensation Committee are to: (i) discharge the responsibilities of the Board relating to compensation of the CEO and other reportable officers (defined in the same manner as "officer" in rule 16a-1(f) of the Securities Exchange Act of 1934, as amended); (ii) produce annually the Compensation Committee report on Executive Compensation for inclusion in the Company's proxy statement; (iii) ensure that the Company's compensation plans for the CEO and other reportable officers are competitive and support the Company's overall business strategy; (iv) review, evaluate and recommend for board approval the director and reportable officer Compensation Plans; (v) review and discuss with management the ""CD&A," compensation, discussion and analysis to be included in the Company's annual proxy statement (as applicable); and (vi) to monitor the Company’s overall compensation policies and employment benefit plans.

The Compensation Committee shall have responsibility to advise and consult with management regarding leadership development and key organizational effectiveness and engagement policies as well as oversight of compensation policies designed to align compensation with the Company’s overall business strategy, values and management initiatives. These policies are intended to (1) reward executives for long-term strategic management and enhancement of stockholder value; (2) support a performance-oriented environment that rewards achievement of internal Company goals and recognizes the Company’s performance compared to the performance of similarly situated companies; (3) attract and retain executives whose abilities are considered essential to the long-term success and competitiveness of the Company through the Company’s salary administration program; and (4) align the financial interest of the Company’s executives with those of stockholders ..

Membership of the Compensation Committee

The Compensation Committee:

•   shall consist of not less than three members of the Board, the exact number to be established by the board of directors from time to time (or two, as permitted by NASDAQ Rules);

•   shall consist of individuals who are persons other than an executive officer or employee of the company and for each of whom the Company’s board of directors affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and otherwise meet the definition of “independent director” set forth in the NASDAQ Continued Listing Guide and SEC rule and regulation; and

•   shall consist solely of members who are appointed by, and who may be removed by, the Board.

Meetings of the Compensation Committee

The Compensation Committee shall meet as often as necessary to carry out its responsibilities, but not less than once each year. At the discretion of the chairperson of the Compensation Committee, but at least once each year for all or a portion of a meeting, the members of the Compensation Committee shall meet in executive session, without any members of management present. The chief executive officer may not be present during voting by or deliberations of the Committee.

Duties and Responsibilities

The Committee's duties and responsibilities shall be:

1. To review and recommend for Board approval on an annual basis the performance goals and objectives for the CEO, and to annually review the CEO's performance against goals and objectives for the purpose of evaluating compensation. Based on these performance evaluations and a review of competitive compensation levels, the Committee will recommend for Board approval the CEO's base salary, bonus, and equity compensation levels;

2. To review and recommend for Board approval competitive compensation levels, and specific recommendations for base salary, annual bonus, and equity compensation for the other reportable officers;

3. To select a peer group of companies against which to benchmark the Company's compensation policies and practices for the CEO and other reportable officers;

4. To regularly review and evaluate the compensation programs for Board and Committee members, and as appropriate, recommend changes to the Board;

5. To administer and review the Company's incentive compensation and equity award programs and recommend to the Board changes to such plans or development of new plans;

6. To recommend for Board approval and amendments and terminations to compensation and equity award programs and awards (other than those which occur by the terms of the program or are set forth in employment agreements);

7. To review and recommend for Board approval the annual stock option pool under the Company's equity compensation plans;

8. To review and recommend for Board approval employment contracts for the CEO , CFO, COO and other reportable officers;

9. To maintain written minutes of its meetings that will be kept and reviewed similarly to the minutes of the meetings of the Board of Directors;

10. To make regular reports on Committee activities to the Board of Directors; and

11. To periodically review and re-access the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

Additional Authority of the Compensation Committee

The Compensation Committee shall have the authority, in its discretion, to retain outside counsel and other advisors.